Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 26 to the registration statement of Scudder Mutual Funds, Inc. on Form N-1A ("Registration Statement") of our report dated December 29, 2003 to the financial statements and financial highlights which appear in the October 31, 2003 Annual Report to Shareholders of Scudder Gold and Precious Metals Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2004